Exhibit 1.01

CONFLICT MINERALS REPORT
Pursuant to Rule 13P-1 under the Securities Exchange Act (17 CFR 240.13P-1)

FOR THE REPORTING PERIOD FROM
JANUARY 1, 2017, TO DECEMBER 31, 2017

I. INTRODUCTION

This Conflict Minerals Report (“report”) of Intuitive Surgical, Inc. (“Intuitive,” “we,” or “us”) for the year ended December 31, 2017, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (17 CFR Parts 240 and 249b) (the “Rule”).
Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten, and gold (commonly referred to as “3TG”). If we know or have reason to believe that any of the Conflict Minerals necessary to the functionality or production of our products (i) may have originated in the Democratic Republic of the Congo (the “DRC”) and the adjoining countries (the “Covered Countries”) as defined in Item 1.01(d)(1) of Form SD and (ii) may not be from recycled or scrap sources, we must perform due diligence on the source and chain of custody of our Conflict Minerals.
We are committed to our efforts to sourcing materials from suppliers that share our values with regard to ethics, integrity, respect for human rights, and environmental responsibility. In support of the Rule, we expect our suppliers to establish due diligence programs to ensure proper monitoring and reporting of the use of Conflict Minerals in their supply chains. It is our policy that all of our suppliers in the supply chain comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements. It is also our policy to assess our relationship with any supplier whose supply chain includes minerals from a conflict source, which directly or indirectly benefits or finances armed groups in the Covered Countries.
Product Description
Our manufactured products can be classified in two major categories: (1) da Vinci® Surgical Systems and (2) instruments & accessories (collectively, the “Covered Products”). The Covered Products contain Conflict Minerals that are necessary to the functionality or production of these products.
da Vinci Surgical Systems
Through December 31, 2017, we have commercialized the following four generational platforms of da Vinci Surgical Systems - the fourth generation da Vinci X® and da Vinci Xi® Surgical Systems, the third generation da Vinci Si® Surgical System, the second generation da Vinci S® Surgical System, and the first generation standard da Vinci Surgical System. Our da Vinci Surgical Systems products include the following: Surgeon’s Console, Patient-Side Cart, 3-D Vision System, da Vinci Skills Simulator, da Vinci Xi Integrated Table Motion, and Firefly® Fluorescence Imaging.
Instruments & Accessories
We sell various instruments and accessories products which are used in conjunction with the da Vinci Surgical System as surgical procedures are performed. These products include: EndoWrist® instruments, da Vinci Single-Site®, EndoWrist One Vessel Sealer, EndoWrist Stapler, sterile drapes, vision products (such as replacement 3-D stereo endoscopes), camera heads, light guides, and other items that facilitate use of the da Vinci Surgical System.
For a full description of the above product offerings, refer to our Annual Report on Form 10-K for the year ended December 31, 2017.

II. CONFLICT MINERALS COMPLIANCE PROGRAM

Our Conflict Minerals Compliance Program (the “Compliance Program”) has been designed to conform, in all material respects, to the “OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition” publication, which includes Supplements on Tin, Tantalum, Tungsten, and Gold, issued by the Organization for Economic Co-operation and Development (the “OECD Framework”). Our Compliance Program is designed to address the following five key objectives:

•	Establish a Corporate Program for Conflict Minerals

•	Identify and Assess Risk in the Supply Chain

•	Design a Strategy to Respond to Identified Risk in the Supply Chain

•	Fulfill Conflict Minerals Independent Audit and Reporting Obligations

•	Maintain a Due Diligence Program: Internal Review and Monitoring
We maintain a cross-functional Conflict Minerals Steering Committee to monitor our Compliance Program, with senior management support including representatives from Global Supply Chain Operations, Corporate Finance, Legal, and Global Public Affairs.
The Conflict Minerals Steering Committee oversees a task force with representation from the relevant functions to design, implement, and execute the Compliance Program. The task force formally documents the Compliance Program, as approved by senior management, to ensure compliance with the Rule, including performance of the following measures:

•	Maintenance of our Conflict Minerals policy on our website at www.intuitivesurgical.com/company/governance.html.

•
Provision of a Supplier Manual document to all candidates and existing first-tier suppliers that support our manufacturing operations. Included in this manual is a provision that describes our expectations with respect to suppliers’ involvement and participation to support our Compliance Program.

•	Incorporation of specific language in our standard quality agreements for first-tier suppliers that requires participation in our Compliance Program.

•
Maintenance of a Conflict Minerals Supplier Risk Assessment program (the “Risk Assessment”) using quantitative and qualitative factors to identify our first-tier suppliers that have not met (or are less likely to meet) our expectations to support our Compliance Program and Conflict Minerals policy by, for example, providing insufficient or no response to requests for information, failing to establish their own due diligence program, or not complying with the Rule.

We are a member of the Responsible Minerals Initiative (“RMI”), formerly known as the Conflict Free Sourcing Initiative, supporting the development and implementation of due diligence practices to further enable us to make informed decisions about Conflict Minerals in our supply chain. We support the Responsible Minerals Assurance Process (the “RMAP”), formerly known as the Conflict Free Smelter Program, part of the RMI, which offers companies and suppliers independent, third-party audits that can help to assess the conflict status of smelters and refiners.
III. REASONABLE COUNTRY OF ORIGIN INQUIRY

For 2017, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the Conflict Minerals in our Covered Products originated in a Covered Country, or came from recycled or scrap materials. To collect country of origin information from our suppliers, we conducted a supply chain survey with our suppliers using the Conflict Minerals Reporting Template (“CMRT”) maintained by the RMI. We utilized the RMI’s CMRT to request that our suppliers identify the facilities used to process the Conflict Minerals included in the supply chain of our Covered Products and their countries of origin. During the reporting period ended December 31, 2017, we received responses from approximately 97% of our in-scope suppliers. Refer to our “Facilities Used to Process the Necessary Conflict Minerals and Countries of Origin” section for a summary of the country of origin information collected for each of the Conflict Minerals.

We worked in good faith to obtain complete and accurate Conflict Minerals information from our suppliers. We evaluated the information collected, including subjecting the results to a quality review. If discrepancies, errors, or omissions were identified, the response for that supplier was deemed incomplete and was returned for correction by the supplier. If suppliers failed to return a complete CMRT, we conducted a number of follow-up inquiries. Follow-up actions may include email, phone, and in person communications with the suppliers. First-tier suppliers, not satisfying our RCOI requirement, are escalated to management as needed based on our due diligence process.
Based on our RCOI efforts, we determined that Conflict Minerals used in our Covered Products may have originated in a Covered Country and may not have come from recycled or scrap sources. In response, we engaged in a due diligence effort to determine the source and chain of custody of these Conflict Minerals. Suppliers define the scope of their representations in the CMRT at their own discretion and, as a result, the information provided to us may be provided at a company level, division level, product category level, or at a product level. Therefore, as a downstream procurer of components that contain Conflict Minerals, our RCOI efforts and due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody on Conflict Minerals.
IV. DUE DILIGENCE FRAMEWORK AND IMPLEMENTATION

Design of Due Diligence Framework
Our due diligence framework has been designed to conform, in all material respects, to the OECD Framework.
Due Diligence Measures Undertaken
We are a downstream company, and although we have relationships with our first-tier (direct) suppliers, we do not have direct relationships with parties such as sub-tier (indirect) suppliers or the associated smelters and refiners who have knowledge of the sources of raw minerals. As the components included in our Covered Products are manufactured by sub-tier suppliers, we engaged a third party supply chain management firm to assist us in the identification of Conflict Minerals used in components manufactured by sub-tier suppliers that we could not identify on our own. In addition, we utilized a supply chain management firm to assist us with the collection of data needed for our RCOI and the due diligence review process for our first-tier and sub-tier suppliers.
We also designed and performed additional due diligence procedures for suppliers deemed to be “high risk” (based on our Risk Assessment) and those with responses identified to have “red flags,” including but not limited to:

•	The supplier’s response was not submitted utilizing the CMRT.

•	The supplier has indicated that Conflict Minerals are present in their products, but does not provide smelter (or refiner) or country of origin data.

•	The supplier reported that the smelters or refiners are unknown or does not list them, but confirms that none of the minerals originate from the Covered Countries.

•	The supplier has identified the country of origin information, but does not identify a smelter or refiner.

•	The supplier identified a smelter or refiner which does not actually process the identified conflict mineral.
High risk suppliers with risks that have not been sufficiently mitigated have specific, documented risk mitigation action plans assigned and reviewed with management. The nature of the actions is decided at management discretion.
In evaluating the smelters and refiners, we compared our survey responses with published data from the RMAP listing of validated smelters and refiners that are conformant with the RMAP assessment protocols. The RMAP relies on independent private sector auditors to audit the source, including mines of origin and chain of custody of the Conflict Minerals used by smelters and refiners that agree to participate in the RMAP.
Future Due Diligence Measures for Risk Mitigation

As Conflict Minerals data is obtained through a self-reporting effort, awareness and training of suppliers in our supply chain is necessary to ensure that reliable and detailed information is provided. We are a member of the RMI, supporting the development and implementation of due diligence practices to enable us to make informed decisions about Conflict Minerals in our supply chain. We intend to continue to work with our suppliers to improve the effectiveness of our due diligence procedures described above and to continue to emphasize the importance of compliance with our conflict minerals reporting expectations.
V. CONCLUSIONS

Inherent Limitations on Due Diligence Measures
As a downstream procurer of products which contain Conflict Minerals, our due diligence procedures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals. Our Due Diligence process is based on the necessity of seeking data from our direct and indirect suppliers. We also rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information may yield inaccurate or incomplete information, and may be subject to misrepresentations or fraud.
Results of Due Diligence
Through our participation in the RMI, implementation of the OECD framework and requesting our suppliers to complete the CMRT survey, we have determined that seeking information about 3TG smelters or refiners in our supply chain from our suppliers represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.
Based on the data collected from our suppliers, we have concluded that most of the Conflict Minerals included in the supply chain of our Covered Products have been sourced from outside the Covered Countries. However, for some of the Conflict Minerals contained in the supply chain of our Covered Products, we have insufficient information from suppliers and other sources regarding the smelters and refiners that processed the Conflict Minerals and the related name and location of the mines used to conclude whether they originated in the Covered Countries and, if they did, whether those Conflict Minerals were from recycled or scrap sources, or other conflict free sources.
Facilities Used to Process the Necessary Conflict Minerals and Countries of Origin
As reported by our suppliers in the CMRT, the tables below aggregate (i) the facilities identified to be used to process Conflict Minerals that are necessary to the functionality or production of the Covered Products and (ii) to the extent known, the identified countries of origin of the Conflict Minerals processed at those facilities.

Table 1: Facilities Processing Conflict Mineral - Tin
Facilities Identified with “Conflict-Free Status - Unknown”
An Vinh Joint Stock Mineral Processing Company	Gejiu Zili Mining And Metallurgy Co., Ltd.	Pongpipat Company Limited
CNMC (Guangxi) PGMA Co., Ltd.	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	Super Ligas
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Huichang Jinshunda Tin Co., Ltd.	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Estanho de Rondonia S.A.	Modeltech Sdn Bhd**	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Gejiu Kai Meng Industry and Trade LLC	Nankang Nanshan Tin Manufactory Co., Ltd.
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Facilities Identified with “Conflict-Free Status - RMAP Conformant”
Alpha	Melt Metais e Ligas S.A.	PT Karimun Mining
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	Metallic Resources, Inc.	PT Kijang Jaya Mandiri
Chifeng Dajingzi Tin Industry Co., Ltd.	Metallo Spain S.L.U.	PT Lautan Harmonis Sejahtera
China Tin Group Co., Ltd.	Metallo-Chimique N.V.	PT Menara Cipta Mulia
CV Ayi Jaya	Mineracao Taboca S.A.	PT Mitra Stania Prima
CV Dua Sekawan	Minsur	PT Panca Mega Persada
CV Gita Pesona	Mitsubishi Materials Corporation	PT Prima Timah Utama
CV Serumpun Sebalai	O.M. Manufacturing (Thailand) Co., Ltd.	PT Refined Bangka Tin
CV Tiga Sekawan	O.M. Manufacturing Philippines, Inc.	PT Sariwiguna Binasentosa
CV United Smelting	Operaciones Metalurgical S.A.	PT Stanindo Inti Perkasa
CV Venus Inti Perkasa	PT Aries Kencana Sejahtera	PT Sukses Inti Makmur
Dowa	PT Artha Cipta Langgeng	PT Sumber Jaya Indah
EM Vinto	PT ATD Makmur Mandiri Jaya	PT Timah (Persero) Tbk Kundur
Fenix Metals	PT Babel Inti Perkasa	PT Timah (Persero) Tbk Mentok
Gejiu Fengming Metallurgy Chemical Plant	PT Bangka Prima Tin	PT Tinindo Inter Nusa
Gejiu Jinye Mineral Company	PT Bangka Serumpun	PT Tommy Utama
Gejiu Non-Ferrous Metal Processing Co., Ltd.	PT Bangka Tin Industry	Resind Industria e Comercio Ltda.
Guanyang Guida Nonferrous Metal Smelting Plant	PT Belitung Industri Sejahtera	Rui Da Hung
HuiChang Hill Tin Industry Co., Ltd.	PT Bukit Timah	Soft Metais Ltda.
Jiangxi Ketai Advanced Material Co., Ltd.	PT DS Jaya Abadi	Thaisarco
Magnu's Minerais Metais e Ligas Ltda.	PT Eunindo Usaha Mandiri	White Solder Metalurgia e Mineracao Ltda.
Malaysia Smelting Corporation (MSC)	Pt Inti Stania Prima	Yunnan Tin Company Limited
Suppliers reported an additional 128 potential entities that we were unable to confirm to be actual entities or facilities used to process tin.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Australia, Belgium*, Bolivia*, Brazil*, Canada, China*, Czech Republic, Germany, Indonesia*, Japan*, Korea, Malaysia*, Myanmar, New Zealand, Peru*, Philippines*, Poland*, Russia, Rwanda, Singapore, Spain*, Switzerland, Taiwan*, Thailand*, United Kingdom, United States*, Vietnam

*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.
**Denotes facilities that have committed to undergo a RMAP audit but have not yet been verified as RMAP - Conformant.

Table 2: Facilities Processing Conflict Mineral - Tantalum
Facilities Identified by our Suppliers with “Conflict-Free Status - Unknown”
Duoluoshan
Facilities Identified with “Conflict-Free Status - RMAP Conformant”
Asaka Riken Co., Ltd.	H.C. Starck Smelting GmbH & Co. KG	Mitsui Mining and Smelting Co., Ltd.
Changsha South Tantalum Niobium Co., Ltd.	H.C. Starck Tantalum and Niobium GmbH	Ningxia Orient Tantalum Industry Co., Ltd.
Conghua Tantalum and Niobium Smeltry	Hengyang King Xing Lifeng New Materials Co., Ltd.	NPM Silmet AS
D Block Metals, LLC	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	Power Resources Ltd.
Exotech Inc.	Jiangxi Tuohong New Raw Material	QuantumClean
F&X Electro-Materials Ltd.	Jiujiang Janny New Material Co., Ltd.	Resind Industria e Comercio Ltda.
FIR Metals & Resource Ltd.	JiuJiang JinXin Nonferrous Metals Co., Ltd.	RFH Tantalum Smeltry Co., Ltd.
Global Advanced Metals Aizu	Jiujiang Nonferrous Metals Smelting Company Limited	Solikamsk Magnesium Works OAO
Global Advanced Metals Boyertown	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Taki Chemical Co., Ltd.
Guangdong Zhiyuan New Material Co., Ltd.	KEMET Blue Metals	Telex Metals
H.C. Starck Co., Ltd.	Kemet Blue Powder	Ulba Metallurgical Plant JSC
H.C. Starck Hermsdorf GmbH	LSM Brasil S.A.	XinXing HaoRong Electronic Material Co., Ltd.
H.C. Starck Inc.	Metallurgical Products India Pvt., Ltd.	Yichun Jin Yang Rare Metal Co., Ltd.
H.C. Starck Ltd.	Mineracao Taboca S.A.
Suppliers reported an additional 28 potential entities that we were unable to confirm to be actual entities or facilities used to process tantalum.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Austria, Brazil*, China*, Czech Republic, Estonia*, Germany*, India*, Indonesia, Japan*, Kazakhstan*, Macedonia*, Mexico*, Russia*, South Africa, Thailand*, United Kingdom, United States*
*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.

Table 3: Facilities Processing Conflict Mineral - Gold
Facilities Identified with “Conflict-Free Status - Unknown”
Abington Reldan Metals, LLC	Hunan Chenzhou Mining Co., Ltd.	Penglai Penggang Gold Industry Co., Ltd.
African Gold Refinery	HwaSeong CJ Co., Ltd.	Planta Recuperadora de Metales SpA
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Italpreziosi	Remondis Argentia B.V.**
Bangalore Refinery**	Kaloti Precious Metals	SAAMP
Caridad	Kazakhmys Smelting LLC	Sabin Metal Corp.
Chugai Mining	KGHM Polska Miedz Spolka Akcyjna**	Safimet S.p.A
Daye Non-Ferrous Metals Mining Ltd.	Kyshtym Copper-Electrolytic Plant ZAO	SAFINA A.S.**
Degussa Sonne / Mond Goldhandel GmbH	L'azurde Company For Jewelry	Sai Refinery
DS PRETECH Co., Ltd.**	Lingbao Gold Co., Ltd.	SAMWON METALS Corp.
Elemetal Refining, LLC	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Fidelity Printers and Refiners Ltd.	L'Orfebre S.A.**	So Accurate Group, Inc.
Gansu Seemine Material Hi-Tech Co., Ltd.	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	State Research Institute Center for Physical Sciences and Technology
GCC Gujrat Gold Centre Pvt. Ltd.	Marsam Metals	Sudan Gold Refinery
Geib Refining Corporation	Modeltech Sdn Bhd**	SungEel HiTech
Great Wall Precious Metals Co., Ltd. of CBPM	Morris and Watson	Tongling Nonferrous Metals Group Co., Ltd.
Guangdong Jinding Gold Limited	Morris and Watson Gold Coast	Tony Goetz NV
Guoda Safina High-Tech Environmental Refinery Co., Ltd.	Navoi Mining and Metallurgical Combinat	TOO Tau-Ken-Altyn
Hangzhou Fuchunjiang Smelting Co., Ltd.	NH Recytech Company**	Universal Precious Metals Refining Zambia
HeeSung Metal Ltd.	Pease & Curren	Yunnan Copper Industry Co., Ltd.
Facilities Identified with “Conflict-Free Status - RMAP Conformant”
Advanced Chemical Company	Istanbul Gold Refinery	Prioksky Plant of Non-Ferrous Metals
Aida Chemical Industries Co., Ltd.	Japan Mint	PT Aneka Tambang (Persero) Tbk
Al Etihad Gold LLC	Jiangxi Copper Co., Ltd.	PX Precinox S.A.
Allgemeine Gold-und Silberscheideanstalt A.G.	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Rand Refinery (Pty) Ltd.
Almalyk Mining and Metallurgical Complex (AMMC)	JSC Uralelectromed	Republic Metals Corporation
AngloGold Ashanti Corrego do Sitio Mineracao	JX Nippon Mining & Metals Co., Ltd.	Royal Canadian Mint
Argor-Heraeus S.A.	Kazzinc	Samduck Precious Metals
Asahi Pretec Corp.	Kennecott Utah Copper LLC	SAXONIA Edelmetalle GmbH
Asahi Refining Canada Ltd.	Kojima Chemicals Co., Ltd.	Schone Edelmetaal B.V.
Asahi Refining USA Inc.	Korea Zinc Co., Ltd.	SEMPSA Joyeria Plateria S.A.
Asaka Riken Co., Ltd.	Kyrgyzaltyn JSC	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
AU Traders and Refiners	LS-NIKKO Copper Inc.	Sichuan Tianze Precious Metals Co., Ltd.
Aurubis AG	Materion	Singway Technology Co., Ltd.
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Matsuda Sangyo Co., Ltd.	SOE Shyolkovsky Factory of Secondary Precious Metals
Boliden AB	Metalor Technologies (Hong Kong) Ltd.	Solar Applied Materials Technology Corp.
C. Hafner GmbH + Co. KG	Metalor Technologies (Singapore) Pte., Ltd.	Sumitomo Metal Mining Co., Ltd.
CCR Refinery - Glencore Canada Corporation	Metalor Technologies (Suzhou) Ltd.	T.C.A S.p.A
Cendres + Metaux S.A.	Metalor Technologies S.A.	Tanaka Kikinzoku Kogyo K.K.
Chimet S.p.A.	Metalor USA Refining Corporation	The Refinery of Shandong Gold Mining Co., Ltd.
Daejin Indus Co., Ltd.	Metalurgica Met-Mex Penoles S.A. De C.V.	Tokuriki Honten Co., Ltd.
DODUCO GmbH	Mitsubishi Materials Corporation	Torecom
Dowa	Mitsui Mining and Smelting Co., Ltd.	Umicore Brasil Ltda.
DSC (Do Sung Corporation)	MMTC-PAMP India Pvt., Ltd.	Umicore Precious Metals Thailand
Eco-System Recycling Co., Ltd.	Moscow Special Alloys Processing Plant	Umicore S.A. Business Unit Precious Metals Refining
Emirates Gold DMCC	Nadir Metal Rafineri San. Ve Tic. A.S.	United Precious Metal Refining, Inc.
Gold Refinery of Zijin Mining Group Co., Ltd.	Nihon Material Co., Ltd.	Valcambi S.A.
Heimerle + Meule GmbH	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Western Australian Mint (T/a The Perth Mint)
Heraeus Metals Hong Kong Ltd.	Ohura Precious Metal Industry Co., Ltd.	WIELAND Edelmetalle GmbH
Heraeus Precious Metals GmbH & Co. KG	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	YAMAMOTO PRECIOUS METAL CO., LTD.
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	OJSC Novosibirsk Refinery	Yokohama Metal Co., Ltd.
Ishifuku Metal Industry Co., Ltd.	PAMP S.A.	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Suppliers reported an additional 97 potential entities that we were unable to confirm to be actual entities or facilities used to process gold.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Andorra, Australia*, Austria*, Belgium*, Brazil*, Canada*, Chile, China*, Czech Republic, France, Germany*, Hong Kong, India*, Indonesia*, Italy*, Japan*, Kazakhstan*, Korea*, Kyrgyzstan*, Lithuania, Malaysia, Mexico*, Netherlands*, New Zealand, Norway, Philippines*, Poland, Russia*, Saudi Arabia, Singapore*, South Africa*, Spain*, Sudan, Sweden*, Switzerland*, Taiwan*, Thailand*, Turkey*, Uganda, United Arab Emirates*, United Kingdom, United States*, Uzbekistan*, Zambia, Zimbabwe

*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.
**Denotes facilities that have committed to undergo a RMAP audit but have not yet been verified as RMAP - Conformant.

Table 4: Facilities Processing Conflict Mineral - Tungsten
Facilities Identified with “Conflict-Free Status - Unknown”
ACL Metais Eireli	Ganzhou Yatai Tungsten Co., Ltd.	Jiangxi Dayu Longxintai Tungsten Co., Ltd.
Ganzhou Haichuang Tungsten Industry Co., Ltd.	Hunan Litian Tungsten Industry Co., Ltd.	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Facilities Identified with “Conflict-Free Status - RMAP Conformant”
A.L.M.T. TUNGSTEN Corp.	Hunan Chunchang Nonferrous Metals Co., Ltd.	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Asia Tungsten Products Vietnam Ltd.	Hydrometallurg, JSC	Philippine Chuangxin Industrial Co., Inc.
Chenzhou Diamond Tungsten Products Co., Ltd.	Japan New Metals Co., Ltd.	South-East Nonferrous Metal Company Limited of Hengyang City
Chongyi Zhangyuan Tungsten Co., Ltd.	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Tejing (Vietnam) Tungsten Co., Ltd.
Fujian Jinxin Tungsten Co., Ltd.	Jiangxi Gan Bei Tungsten Co., Ltd.	Unecha Refractory metals plant
Ganzhou Huaxing Tungsten Products Co., Ltd.	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Vietnam Youngsun Tungsten Industry Co., Ltd.
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Wolfram Bergbau und Hutten AG
Ganzhou Seadragon W & Mo Co., Ltd.	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	Woltech Korea Co., Ltd.
Global Tungsten & Powders Corp.	Jiangxi Yaosheng Tungsten Co., Ltd.	Xiamen Tungsten (H.C.) Co., Ltd.
Guangdong Xianglu Tungsten Co., Ltd.	Kennametal Fallon	Xiamen Tungsten Co., Ltd.
H.C. Starck Smelting GmbH & Co. KG	Kennametal Huntsville	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.
H.C. Starck Tungsten GmbH	Malipo Haiyu Tungsten Co., Ltd.	Xinhai Rendan Shaoguan Tungsten Co., Ltd.
Hunan Chenzhou Mining Co., Ltd.	Moliren Ltd.
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	Niagara Refining LLC
Suppliers reported an additional 31 potential entities that we were unable to confirm to be actual entities or facilities used to process tungsten.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Austria*, Brazil, China*, Germany*, Japan*, Korea*, Philippines*, Russia*, Spain, United States*, Vietnam*
*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.
Note: Smelter or refiner names and status as reported by the RMI as of April 16, 2018.

Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity
As part of our due diligence process, for those suppliers whose products were not found to be DRC conflict free, we took additional steps in an effort to determine the mine or location of origin which included the follow-up procedures and the Risk Assessment program, described above.
Based on the information collected and evaluated from our suppliers in the CMRT, we determined that the data was generally insufficient to identify the mine name or specific location of origin for those Conflict Minerals which may have been sourced from the Covered Countries. The CMRT states that the smelter or refiner fields are mandatory, however specific mine data is not. As such, suppliers have provided less information in these fields, and in some instances not provided the data or identified the information as “confidential,” “trade secret,” or similar. Therefore, we have not always received adequate information to identify the applicable sources of such Conflict Minerals that may have directly or indirectly financed or benefited armed groups.
Additional Risk Factors
The statements above are based on the RCOI process and due diligence performed in good faith by Intuitive. These statements are based on the infrastructure and information available at the time the RCOI process and due diligence process were performed. As noted above, a number of factors could introduce errors or otherwise affect our analysis and the disclosure provided herein.
These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, gaps in smelter data, errors or omissions by or of suppliers, errors or omissions of smelters, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol, oversights or errors in conflict free smelter audits, materials sourced from the Covered Countries being declared secondary materials, certification programs that are not equally advanced for all industry segments and metals, and smuggling of Conflict Minerals to countries outside of the Covered Countries.
Forward-Looking Statements
This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. These include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which we operate and our beliefs and assumptions regarding these economies and markets, as well as our actions with respect to compliance with the Rule. These forward-looking statements should be considered in light of various important factors, including the following: changes to regulations and requirements for assessing and reporting Conflict Minerals; litigation related to regulations and requirements for Conflict Minerals; and adverse publicity regarding Intuitive. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2017, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Our actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.